Exhibit 10.2
SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of April 30, 2025, by and between HUDSON METRO CENTER, LLC, a Delaware limited liability company (“Landlord”), and QUALYS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Office Lease dated October 14, 2016, as previously amended by that certain First Amendment (“First Amendment”) dated March 15, 2017 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 76,922 rentable square feet (the “Premises”) at the building commonly known as 919 East Hillsdale Boulevard located at 919 East Hillsdale Boulevard, Foster City, California (the “Building”) and described as (i) Suite 125 consisting of approximately 7,088 rentable square feet on the first floor of the Building; (ii) Suite 300 consisting of approximately 35,748 rentable square feet on the third floor of the Building: and (iii) Suite 400 consisting of approximately 34,086 rentable square feet on the fourth floor of the Building.
B.The Lease will expire by its terms on April 30, 2028 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Extension. The term of the Lease is hereby extended through April 30, 2034 (the “Extended Expiration Date”). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.
2.Base Rent. During the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
5/1/28 – 4/30/29	$50.41	$323,165.13
5/1/29 – 4/30/30	$51.70	$331,410.90
5/1/30 – 4/30/31	$53.03	$339,904.05
5/1/31 – 4/30/32	$54.39	$348,651.98
5/1/32 – 4/30/33	$55.80	$357,662.36
5/1/33 – 4/30/34	$57.24	$366,943.05
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended. As an understanding between the parties, the difference between (a) the Base Rent set forth in the Lease (prior to the effectiveness of this Amendment) for the period May 1, 2025 through April 30, 2028 and (b) the Base Rent set forth in the Lease (as modified by Section 6.1 hereinbelow) for the period May 1, 2025 through April 30, 2028 is considered deferred Base Rent and payable in equal monthly installments as a portion of the Base Rent due during the period May 1, 2028 through April 30, 2034.

Notwithstanding the foregoing, Base Rent shall be abated, in the following amounts with respect to the following periods of time:

(i)$274,859.02 for the calendar month of May 2028; provided, however, Tenant shall be responsible for the remaining unpaid Base Rent amount of $48,306.11 due for such period after such abatement is applied;

(ii)$283,104.79 for the calendar month of May 2029; provided, however, Tenant shall be responsible for the remaining unpaid Base Rent amount of $48,306.11 due for such period after such abatement is applied;
(iii)$291,597.94 for the calendar month of May 2030; provided, however, Tenant shall be responsible for the remaining unpaid Base Rent amount of $48,306.11 due for such period after such abatement is applied;
(iv)$300,345.87 for the calendar month of May 2031; provided, however, Tenant shall be responsible for the remaining unpaid Base Rent amount of $48,306.11 due for such period after such abatement is applied;
(v)$300,345.87 for the calendar month of November 2031; provided, however, Tenant shall be responsible for the remaining unpaid Base Rent amount of $48,306.11 due for such period after such abatement is applied;
(vi)$309,356.25 for the calendar month of May 2032; provided, however, Tenant shall be responsible for the remaining unpaid Base Rent amount of $48,306.11 due for such period after such abatement is applied; and
(vii)$318,636.94 for the calendar month of May 2033; provided, however, Tenant shall be responsible for the remaining unpaid Base Rent amount of $48,306.11 due for such period after such abatement is applied.

3.Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.
4.Expenses and Taxes. During the Extended Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease, as amended.
5.Improvements to Premises.

5.1.    Configuration and Condition of Premises. Tenant acknowledges that it is in possession of the Premises and agrees to accept them “as is” without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

5.2.    Responsibility for Improvements to Premises. Tenant shall be entitled to perform improvements to the Premises, and to receive an allowance from Landlord for such improvements, in accordance with the Extension Work Letter attached hereto as Exhibit A.

6.Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1.    Modified Base Rent Schedule. The amount of Monthly Base Rent due under the Lease with respect to the following periods of time (and as previously set forth in Section 1.4 of the Lease and modified by Section 1.3 of the First Amendment) is hereby amended as follows:

(i)For the period beginning on May 1, 2025 and ending on April 30, 2026, Base Rent shall be $251,534.94 per month;
(ii)For the period beginning on May 1, 2026 and ending on April 30, 2027, Base Rent shall be $259,080.99 per month; and
(iii)For the period beginning on May 1, 2027 and ending on April 30, 2028, Base Rent shall be $266,853.42 per month

6.2.    California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

6.3.    Deletion. Section 3 (entitled “Extension Option”) of Exhibit F to the Lease is of no further force and effect.

6.4.    Right of First Offer. The reference to “April 30, 2027” in Section 4.3.A of the Exhibit F to the Lease is hereby amended and restated as “April 30, 2033”.

7.Second Extension Option.

7.1.    Grant of Option; Conditions. Tenant shall have the right (the “Second Extension Option”) to extend the Term for one (1) additional period of five (5) years beginning on the day immediately following the Extended Expiration Date and ending on the fifth anniversary of such date (the “Second Extension Term”), if:

(a)    not less than 9 and not more than 12 full calendar months before the Extended Expiration Date, Tenant delivers written notice to Landlord (for purposes of this Section 7, the “Extension Notice”) electing to exercise the Second Extension Option and stating Tenant’s estimate of the Prevailing Market (defined in Section 7.5 below) rate for the Second Extension Term;

(b)    no Default exists when Tenant delivers the Extension Notice;

(c)    no more than 35% of the Premises is sublet (other than to an Affiliate of Tenant) when Tenant delivers the Extension Notice; and

(d)    the Lease, as amended, has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice.

7.2.    Terms Applicable to Second Extension Term.

A.    During the Second Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended.

B.    During the Second Extension Term Tenant shall pay Tenant’s Share of Expenses and Taxes for the Premises in accordance with the Lease, as amended.

7.3.    Procedure for Determining Prevailing Market.

A.    Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice (for purposes of this Section 7, “Landlord’s Binding Notice”) accepting Tenant’s estimate of the Prevailing Market rate for the Second Extension Term stated in the Extension Notice, or (ii) written notice (for purposes of this Section 7, “Landlord’s Rejection Notice”) rejecting such estimate and stating Landlord’s estimate of the Prevailing Market rate for the Second Extension Term. If Landlord gives Tenant a Landlord’s Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice (for purposes of this Section 7, “Tenant’s Binding Notice”) accepting Landlord’s estimate of the Prevailing Market rate for the Second Extension Term stated in such Landlord’s Rejection Notice, or (ii) written notice (for purposes of this Section 7, “Tenant’s Rejection Notice”)

rejecting such estimate. If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Second Extension Term. If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 7.3.B below shall apply.

B.    Dispute Resolution Procedure.

1.    If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Second Extension Term (for purposes of this Section 7, collectively, the “Estimates”). Within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select a broker or agent (for purposes of this Section 7, an “Agent”) to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Second Extension Term. Each Agent so selected shall be licensed as a real estate broker or agent and in good standing with the California Department of Real Estate, and shall have had at least five (5) years’ experience within the previous 10 years as a commercial real estate broker or agent working in Foster City, California, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building.

2.    If each party selects an Agent in accordance with Section 7.3.B.1 above, the parties shall cause their respective Agents to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Second Extension Term. The Estimate, if any, so agreed upon by such Agents shall be final and binding on both parties as the Prevailing Market rate for the Second Extension Term and may be entered in a court of competent jurisdiction. If the Agents fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the Agents to select a third Agent meeting the above criteria (and if the Agents fail to agree upon such third Agent within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third Agent). Promptly upon selection of such third Agent, the parties shall instruct such Agent (or, if only one of the parties has selected an Agent within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such Agent) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate. Such determination by such Agent (for purposes of this Section 7, the “Final Agent”) shall be final and binding on both parties as the Prevailing Market rate for the Second Extension Term and may be entered in a court of competent jurisdiction. If the Final Agent believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Agent and of any experts retained by the Final Agent. Any fees of any other broker, agent, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such broker, agent, counsel or expert.

C.    Adjustment. If the Prevailing Market rate has not been determined by the commencement date of the Second Extension Term, Tenant shall pay Base Rent for the Second Extension Term upon the terms and conditions in effect during the last month ending on or before the expiration date of the Lease until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Second Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease, as amended.

7.4.    Extension Amendment. If Tenant is entitled to and properly exercises its Second Extension Option, and if the Prevailing Market rate for the Second Extension Term is determined in accordance with Section 7.3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (for purposes of this Section 7, the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms in accordance with this Section 7, and Tenant shall execute and return (or provide Landlord with reasonable objections to) the Extension Amendment within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Second Extension Term in accordance with Section 7.3 above, an otherwise valid exercise of the Second Extension Option shall be fully effective whether or not the Extension Amendment is executed.

7.5.    Definition of Prevailing Market. For purposes of this Second Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the San Mateo/Foster City, California area. The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of the Lease, as amended, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; (ii) any material differences in configuration or condition between the Premises and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Premises; and (iii) any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended.

7.6.    Intentionally Omitted.

8.Third Extension Option.

8.1.    Grant of Option; Conditions. Tenant shall have the right (the “Third Extension Option”) to extend the Second Extension Term for one (1) additional period of five (5) years beginning on the day immediately following the last day of the Second Extension Term and ending on the fifth anniversary of such date (the “Third Extension Term”), if:

(a)    not less than 9 and not more than 12 full calendar months before the end of the Second Extension Term, Tenant delivers written notice to Landlord (for purposes of this Section 8, the “Extension Notice”) electing to exercise the Third Extension Option and stating Tenant’s estimate of the Prevailing Market (defined in Section 8.5 below) rate for the Third Extension Term;

(b)    no Default exists when Tenant delivers the Extension Notice;

(c)    no more than 35% of the Premises is sublet (other than to an Affiliate of Tenant) when Tenant delivers the Extension Notice; and

(d)    the Lease, as amended, has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice.

8.2.    Terms Applicable to Third Extension Term.

A.    During the Third Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended.

B.    During the Third Extension Term Tenant shall pay Tenant’s Share of Expenses and Taxes for the Premises in accordance with the Lease, as amended.

8.3.    Procedure for Determining Prevailing Market.

A.    Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice (for purposes of this Section 8, “Landlord’s Binding Notice”) accepting Tenant’s estimate of the Prevailing Market rate for the Third Extension Term stated in the Extension Notice, or (ii) written notice (for purposes of this Section 8, “Landlord’s Rejection Notice”) rejecting such estimate and stating Landlord’s estimate of the Prevailing Market rate for the Third Extension Term. If Landlord gives Tenant a Landlord’s Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice (for purposes of this Section 8, “Tenant’s Binding Notice”) accepting Landlord’s estimate of the Prevailing Market rate for the Third Extension Term stated in such Landlord’s Rejection Notice, or (ii) written notice (for purposes of this Section 8, “Tenant’s Rejection Notice”) rejecting such estimate. If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Third Extension Term. If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 8.3.B below shall apply.

B.    Dispute Resolution Procedure.

1.    If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Third Extension Term (for purposes of this Section 8, collectively, the “Estimates”). Within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select a broker or agent (for purposes of this Section 8, an “Agent”) to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Third Extension Term. Each Agent so selected shall be licensed as a real estate broker or agent and in good standing with the California Department of Real Estate, and shall have had at least five (5) years’ experience within the previous 10 years as a commercial real estate broker or agent working in Foster City, California, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building.

2.    If each party selects an Agent in accordance with Section 8.3.B.1 above, the parties shall cause their respective Agents to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Third Extension Term. The Estimate, if any, so agreed upon by such Agents shall be final and binding on both parties as the Prevailing Market rate for the Third Extension Term and may be entered in a court of competent jurisdiction. If the Agents fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the Agents to select a third Agent meeting the above criteria (and if the Agents fail to agree upon such third Agent within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third Agent). Promptly upon selection of such third Agent, the parties shall instruct such Agent (or, if only one of the parties has selected an Agent within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such Agent) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate. Such determination by such Agent (for purposes of this Section 8, the “Final Agent”) shall be final and binding on both parties as the Prevailing Market rate for the Third Extension Term and may be entered in a court of competent jurisdiction. If the Final Agent believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Agent and of any experts retained by the Final Agent. Any fees of any other broker, agent, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such broker, agent, counsel or expert.

C.    Adjustment. If the Prevailing Market rate has not been determined by the commencement date of the Third Extension Term, Tenant shall pay Base Rent for the Third Extension Term upon the terms and conditions in effect during the last month ending on or before the expiration date of the Lease until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Third Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease, as amended.

8.4.    Extension Amendment. If Tenant is entitled to and properly exercises its Third Extension Option, and if the Prevailing Market rate for the Third Extension Term is determined in accordance with Section 8.3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (for purposes of this Section 8, the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms in accordance with this Section 8, and Tenant shall execute and return (or provide Landlord with reasonable objections to) the Extension Amendment within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Third Extension Term in accordance with Section 8.3 above, an otherwise valid exercise of the Third Extension Option shall be fully effective whether or not the Extension Amendment is executed.

8.5.    Definition of Prevailing Market. For purposes of this Third Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the San Mateo/Foster City, California area. The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of the Lease, as amended, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; (ii) any material differences in configuration or condition between the Premises and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Premises; and (iii) any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended.

8.6.    Intentionally Omitted.

9.Miscellaneous.

9.1.    This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

9.2.    Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3.    In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4.    Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither party shall be bound by this Amendment until both parties have executed and delivered it to the other party.

9.5.    Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

9.6.    Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

9.7.    Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Colliers) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.
[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON METRO CENTER, LLC, a Delaware limited liability company
By:	Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member
	By:	Hudson Pacific Properties, Inc., a Maryland corporation, its general partner
		By:	/s/ Mark Lammas
		Name:	Mark Lammas
		Title:	President

TENANT:

QUALYS, INC., a Delaware corporation

By:	/s/ Joo Mi Kim
Name:	Joo Mi Kim
Title:	Chief Financial Officer

EXHIBIT A
EXTENSION WORK LETTER

As used in this Exhibit A (this “Extension Work Letter”), the following terms shall have the following meanings:

(i)For purposes of this Exhibit A, “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Extension Work Letter;

(ii)For purposes of this Exhibit A, “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements; and

(iii)“Agreement” means the Amendment of which this Extension Work Letter is a part.

1ALLOWANCE.

1.1Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (for the purposes of this Exhibit A, the “Allowance”) in the amount of $1,623,054.20 to be applied toward (i) upon Tenant’s written request and delivery of the Project Documents (as defined below) to Landlord with respect thereto, the cost of any Alterations made by Tenant and approved by Landlord between January 1, 2024 and the date hereof (“Recent Improvements”), (ii) upon Tenant’s written request and delivery from Tenant to Landlord of paid invoices with respect to such costs, the cost of purchasing and/or installing general office equipment (including, without limitation, Lines, information technology (IT) systems, cabling, hardware, software, and network infrastructure necessary for Tenant’s operations, security systems, surveillance cameras, access control systems, alarms, and related security equipment), fixtures and furniture for the Premises (provided, however, that the costs related to this Section 1.1(ii) shall not exceed $769,220.00), (iii) upon Tenant’s written request and delivery to Landlord of paid invoices with respect to such costs, the cost of any Tenant made (and/or Tenant requested) modifications to Tenant’s Monument Signage pursuant to Section 5 of Exhibit F to the Lease (provided, however, that (1) subject to applicable Law, Tenant’s Monument Signage shall be made larger on the existing Monument Sign as compared to the Tenant’s Monument Signage that exists as of the date hereof, (2) subject to applicable Law, Tenant’s Monument Signage shall be moved to be centrally located on the existing Monument Sign and (3) Landlord’s approval of any of Tenant’s proposed modifications and/or enhancements to Tenant’s Monument Signage shall not be unreasonably withheld, conditioned and/or delayed), and (iv) the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the then available Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Extension Work Letter. With respect to the Recent Improvements, and subject to the terms hereof, Landlord shall deliver to Tenant the undisbursed portion of the Allowance required to pay for the Recent Improvements, within 30 days after Landlord has received all of the following: (a) Tenant's aforementioned written request to Landlord and (b) each of the following documents with respect to the Recent Improvements (collectively, the "Project Documents"): (i) all copies of all third-party contracts (including change orders) pursuant to which costs have been incurred with respect to the Recent Improvements; (ii) copies of invoices for all labor and materials provided with respect to the Recent Improvements; (iii) executed unconditional final mechanic’s lien releases satisfying California Civil Code § 8138 for all labor and materials provided with respect to the Recent Improvements; (iv) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Recent Improvements have been substantially completed; (v) evidence of all governmental approvals required for Tenant to legally occupy the Premises; (vi) “as built” drawings (in CAD format, if requested by Landlord) with respect to the Recent Improvement; and (vii) any other information reasonably requested by Landlord with respect to the Recent Improvements. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance by December 31, 2030, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2Disbursement of Allowance.

1.2.1 Allowance Items. Except as otherwise provided in this Extension Work Letter, the Allowance shall be disbursed by Landlord only for the following items (for the purposes of this Exhibit A, the “Allowance Items”): (a) the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined in Section 2.3 below); (b) [Intentionally Omitted]; (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by Tenant’s plans and specifications (the “Plans”) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Plans or the Tenant Improvement Work required by Law; (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

1.2.2 Disbursement. Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:

1.2.2.1 Monthly Disbursements. Not more frequently than once per calendar month, Tenant may deliver to Landlord: (i) a request for payment of Tenant’s contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) copies of all third-party contracts (including change orders) pursuant to which Allowance Items have been incurred (collectively, the “Tenant Improvement Contracts”); (iii) copies of invoices for all labor and materials provided to the Premises and covered by such request for payment; (iv) executed conditional mechanic’s lien releases from all parties who have provided such labor or materials to the Premises (along with executed unconditional mechanic’s lien releases for any prior payments made pursuant to this paragraph) satisfying California Civil Code §§ 8132 and/or 8134, as applicable; and (v) all other information reasonably requested by Landlord. Subject to the terms hereof, within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable to Tenant, in the amount of the lesser of (a) Landlord’s Share (defined below) of the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions shall be referred to in this Extension Work Letter as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request. As used in this Section 1.2.2.1, “Landlord’s Share” means 100%.

1.2.2.2 Final Retention. Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention, together with any other undisbursed portion of the Allowance required to pay for the Allowance Items, within 30 days after the latest of (a) the completion of the Tenant Improvement Work in accordance with the approved plans and specifications; (b) Landlord’s receipt of (i) copies of all Tenant Improvement Contracts; (ii) copies of invoices for all labor and materials provided to the Premises; (iii) executed unconditional mechanic’s lien releases satisfying California Civil Code § 8134 for all prior payments made pursuant to Section 1.2.2.1 above (to the extent not previously provided to Landlord), together with executed unconditional final mechanic’s lien releases satisfying California Civil Code § 8138 for all labor and materials provided to the Premises subject to the Final Retention; (iv) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed; (v) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (vi) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close‑out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests.

2    MISCELLANEOUS.

2.1    Applicable Lease Provisions. Without limitation, the Tenant Improvement Work shall be subject to Sections 7.2, 7.3 and 8 of this Agreement.

2.2    Plans and Specifications. Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Tenant Improvement Work within the Required Period (defined below) after the later of Landlord’s receipt thereof from Tenant or the mutual execution and delivery of this Agreement. As used herein, “Required Period” means (a) 15 business days in the case of construction drawings, and (b) 10 business days in the case of any other plans and specifications (including a space plan). Any such notice of disapproval shall describe with reasonable specificity the basis for Landlord’s disapproval and the changes that would be necessary to resolve Landlord’s objections.

2.3    Review Fees. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord’s third party consultants (for the purposes of this Exhibit A, “Review Fees”).

2.4    Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant Defaults under this Agreement before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Extension Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such Default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

2.5    Other. This Extension Work Letter shall not apply to any space other than the Premises.